EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FIRST BANKS, INC.,

a Missouri corporation,

COAST FINANCIAL HOLDINGS, INC.,

a Florida corporation,

and

COAST BANK OF FLORIDA,

a Florida state bank

August 3, 2007

i

ii

Section 8.08 Headings and Captions	40
Section 8.09 Waiver, Amendment or Modification	41
Section 8.10 Rules of Construction	41
Section 8.11 No Assignment	41
Section 8.12 Counterparts	41
Section 8.13 Successors and Assigns	41
Section 8.14 Governing Law	41

Exhibit A	Bank Merger Agreement
Exhibit B	Option Agreement
Exhibit C	Environmental Matters

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of August 3, 2007, is made and entered into by and among First Banks, Inc., a bank holding company organized as a Missouri corporation (“First Banks”); to be joined in by a company to be formed as a wholly-owned subsidiary First Banks (“Newco”); Coast Financial Holdings, Inc., a bank holding company organized as a Florida corporation (“Coast”); and Coast Bank of Florida, a Florida state bank which is a wholly-owned direct subsidiary of Coast (the “Bank”). This Agreement and Plan of Merger is hereinafter referred to as the “Agreement.”

In consideration of the mutual representations, warranties, agreements and covenants contained herein, parties hereby agree as follows:

ARTICLE I

TERMS OF THE MERGER & CLOSING; EXCHANGE OF SHARES

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Newco will merge with and into Coast (the “Merger”) in accordance with the provisions of the Florida Business Corporation Act (the “FBCA”). This Agreement also contemplates that, immediately following the Effective Time (as defined in Section 1.05 hereof), the Bank Merger (as such term is defined in Section 4.08) will occur.

Section 1.02 Effects of the Merger.

(a) At the Effective Time, (i) the separate corporate existence of Newco will cease, (ii) Coast shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Florida, and (iii) the separate corporate existence of Coast with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger will be consummated pursuant to the terms of this Agreement, which has been approved by the respective boards of directors of the First Banks and Coast. From and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

(b) Pursuant to the Merger, at the Effective Time, the articles of incorporation and bylaws of Newco in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until otherwise amended or repealed in accordance with applicable law. The directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.03 Conversion of Shares.

(a) At the Effective Time, subject to the remaining provisions of this Section 1.03, by virtue of the Merger and without any action on the part of holders of shares of Coast Stock (as defined in Section 2.01(b)), all of shares of Coast Stock issued and outstanding immediately prior to the Effective Time (other than shares of Coast Stock cancelled in accordance with Section 1.03(d)) shall be converted for an aggregate cash payment of Twenty-Two Million One Hundred Thirty Thousand Seven Hundred Ninety-Three Dollars and Eighty Cents ($22,130,793.80) (the “Initial Aggregate Purchase Price”), less the “Adjustment Amount” (as defined in Section 1.03(b) below).

(b) To the extent that the sum of Coast’s allowance for loan and lease losses plus Coast’s tangible equity on the Effective Date (the “Reserve Plus Equity Amount”) is less than the amount (the “Deficiency Amount”) that would be required to be added to the Reserve Plus Equity Amount for such amount to equal at least seventy-five percent (75%) of the sum of Coast’s non-performing loans and leases plus other real estate owned as of the Effective Date (the “NPL Plus OREO Amount”) and this Deficiency Amount is greater than One Million Dollars ($1,000,000), then the Initial Aggregate Purchase Price will be adjusted downward. The actual adjustment will be computed determining the amount that would be required to be added to the Reserve Plus Equity Amount to allow the Reserve Plus Equity Amount to equal exactly seventy-five percent (75%) of the NPL Plus OREO Amount. The amount determined in the immediately preceding sentence will then be rounded, upward or downward, to the nearest $500,000 increment, with the rounded number being the actual adjustment to the Initial Aggregate Purchase Price (this rounded amount being referred to as the “Adjustment Amount”). For purposes of this Section 1.03(b), allowance for loan and lease losses, tangible equity, non-performing loans and leases and other real estate owned will be determined in accordance with Coast’s past practices, consistently applied.

(c) Each share of Coast Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash payment that will be finally determined by Coast and First Banks as of the Determination Date (as defined in Section 1.05) by subtracting the Adjustment Amount from the Initial Aggregate Purchase Price, and dividing the difference by the number of shares of Coast Stock issued and outstanding immediately prior to the Effective Time (the resulting dollar amount being referred to as the “Per Share Merger Price”).

(d) At the Effective Time, all shares of Coast Stock owned by Coast as treasury stock, held by any direct or indirect subsidiary of Coast immediately prior to the Effective Time, or owned by First Banks, Newco, or any wholly-owned subsidiary thereof, shall be cancelled and retired and no consideration shall be delivered in exchange therefore.

(e) The stock transfer books of Coast shall be closed, and no share transfers will be permitted after the Effective Time. From and after the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all of the shares of Coast Stock existing immediately prior to the Effective Time shall cease to be outstanding and shall be deemed canceled, and certificates previously representing such shares of Coast Stock shall thereafter represent solely the right to receive the consideration payable pursuant to this Agreement. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in Section 1.07.

(f) At the Effective Time, the outstanding shares of common stock of Newco shall be converted into an equal number of shares of the Surviving Corporation, so that immediately following the Effective Time, the number of outstanding shares of common stock of Surviving Corporation shall be equal to the number of outstanding shares of common stock of Newco immediately prior to the Merger. Each certificate evidencing ownership of Newco common stock immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

(g) Any options or warrants to purchase shares of Coast Stock which are outstanding immediately prior to the Effective Time shall be canceled as of the Effective Time.

Section 1.04 The Closing. The closing of the Merger (the “Closing”) shall take place at the location mutually agreeable to the parties hereto at 10:00 a.m. local time on the Closing Date described in Section 1.05 of this Agreement.

Section 1.05 The Closing Date. The Closing shall take place on a date occurring not earlier than three (3) business days or later than five (5) business days after the Determination Date, which day shall be specified by notice from First Banks to Coast (such notice to be at least one day in advance of such closing date), or on such other date or at such other place and time as the parties hereto may mutually agree (the “Closing Date”). The Merger shall be effective on the date the articles of merger (“Articles of Merger”) have been accepted for filing by the Secretary of State of the State of Florida in accordance with the FBCA (the “Effective Time”). For purposes of this Agreement, “Determination Date” shall mean the date on which the later of the following occurs: (i) the effective date (including the expiration of any applicable waiting period required by law) of the last required consent, order, or approval required by any regulatory authority having authority over and approving the Merger, (ii) the date on which the shareholders of Coast approve this Agreement, and (iii) the date upon which all conditions to closing identified in Article VI are satisfied, except for the document delivery requirements set forth in Section 6.01(f). Unless Coast and First Banks otherwise mutually agree in writing, the parties to this Agreement shall use their commercially reasonable efforts to cause the Effective Time to occur on the Closing Date or the next business day.

Section 1.06 Actions At Closing.

(a) At the Closing, Coast and the Bank shall deliver to First Banks:

(i) certified copies of the Articles of Incorporation and Bylaws of Coast and the Bank and each subsidiary of Coast or the Bank;

(ii) certificates, dated as of the Closing, signed on their behalf by the chief executive officer of Coast and the Bank to the effect that (A) the representations and warranties contained in ARTICLE II, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and accurate in all respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on or as of the Closing Date, except to the extent expressly made as of an earlier date and except wherein the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Coast, and (B) Coast and the Bank shall have performed and complied in all material respects with all of its obligations and agreements required to be performed and complied with prior to the Closing.

(iii) copies of resolutions of the Boards of Directors of Coast and the Bank and of the shareholders of Coast certified by their respective corporate secretaries, establishing the requisite approvals under applicable corporate laws of this Agreement, the Merger and the other transactions contemplated hereby;

(iv) documentation reasonably satisfactory to First Banks, issued by the Secretary of State of the State of Florida with respect to Coast and each of its subsidiaries, dated a recent date, stating that all fees due to the Office of the Secretary of the State of Florida have been paid and establishing that such corporations are in active status; and

(v) a copy of the Fairness Opinion from The Kafafian Group, Inc., as described in Section 4.14, along with a certificate from the chief executive officer of Coast indicating that the opinion has not been withdrawn or materially modified since the date it was issued; and

(b) At the Closing, First Banks shall deliver to Coast:

(i) certificates signed by an authorized officer of First Banks stating that (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at the Closing, and (B) all of the conditions set forth in Section 6.02 have been satisfied or waived as provided therein;

(ii) copies of resolutions of the Boards of Directors of First Banks and Newco and of the shareholder of Newco certified by their respective corporate secretaries, establishing the requisite approvals under applicable corporate laws of this Agreement, the Merger and the other transactions contemplated hereby;

(iii) documentation reasonably satisfactory to Coast, issued by the Secretary of State of their jurisdiction of incorporation or organization, with respect to First Banks and Newco, dated as of a recent date, establishing that such corporations are in good standing or active status, as the case may be;

(iv) evidence that the Aggregate Merger Consideration (defined in Section 1.07) has been deposited with the Paying Agent (defined in Section 1.07); and

Section 1.07 Exchange Procedures; Surrender of Certificates.

(a) Prior to the Effective Time, First Banks shall designate a national bank or trust company (which shall be reasonably acceptable to Coast) to act as agent for the holders of shares of Coast Stock in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Coast Stock shall become entitled pursuant to Section 1.03(a). At or prior to the Closing Date, First Banks shall deposit with the Paying Agent, for exchange, in accordance with this Section 1.07, an amount of cash sufficient to pay the Per Share Merger Price on all outstanding shares of Coast Stock (“Aggregate Merger Consideration”). Such deposited funds shall be referenced to herein as the “Exchange Fund.” Notwithstanding the foregoing, the Exchange Fund shall be invested by the Paying Agent as directed by First Banks or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Coast Stock; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Earnings from such investments shall be the sole and exclusive property of First Banks and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of the Coast Stock.

(b) Promptly, but in no event more than ten (10) business days after the Effective Time, First Banks shall cause the Paying Agent to mail to each record holder of shares of Coast Stock (i) a letter of transmittal in customary form reasonably satisfactory to Coast (which shall specify that delivery shall be effected, and risk of loss and title to certificates representing shares of Coast Stock (“Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of certificates in exchange for payment of the Per Share Merger Price. After the Effective Time, upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by First Banks, together with such transmittal materials, properly and duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Price for each share of Coast Stock formerly represented by such Certificate or Certificates, and the Certificate or Certificates so surrendered shall forthwith be cancelled, and the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the aggregate Per Share Merger Price that such holder has the right to receive pursuant to the provisions hereof. If payment of the Per Share Merger Price is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Per Share Merger Price to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 1.07(b), neither First Banks nor the Surviving Corporation shall be obligated to deliver the Per Share Merger Price to the holder of shares of Coast Stock.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in a form reasonably satisfactory to First Banks) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue, in each case, in exchange for such affidavit, the appropriate amount of Per Share Merger Price deliverable in respect thereof as determined in accordance with Section 1.03(a); provided, that the person to whom the Per Share Merger Price is paid shall, as a condition precedent to the payment thereof, upon the request of First Banks or the Surviving Corporation, indemnify the Surviving Corporation and First Banks in a manner reasonably satisfactory to them (by the posting by such person of such bond and security as the Surviving Corporation and First Banks may reasonably request) against any claim that may be made against the Surviving Corporation and First Banks with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d) Subject to applicable law, any portion of the Exchange Fund (including the proceeds of any investments thereof) which had been made available to the Paying Agent pursuant to Section 1.07(b) of this Agreement that remain unclaimed by the former stockholders of Coast for one year after the Effective Time shall be paid to First Banks. Any former stockholders of Coast who have not theretofore complied with this Section 1.07 shall thereafter look only to First Banks (subject to abandoned property, escheat or similar laws) for payment of the Per Share Merger Price, without any interest thereon. Any other provision of this Agreement notwithstanding, none of First Banks, Newco, Coast, the Bank, the Surviving Corporation, or the Paying Agent shall be liable to a holder of the Coast Stock for any amount paid or property delivered in good faith to a public official pursuant to any abandoned property, escheat, or similar law. Any amounts remaining unclaimed by any holder of Coast Stock immediately prior to the time when such amounts would otherwise escheat to or become the property of a federal, state, or local government authority or court or administrative or regulatory agency, shall, to the extent permitted by law, become the property of First Banks, free and clear of all claims or interest of any person previously entitled thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF COAST AND THE BANK

Except as set forth in the disclosure schedule, dated as of the date of this Agreement, that has been delivered by Coast to First Banks prior to or upon the execution and delivery of this Agreement and executed by First Banks to acknowledge receipt (the “Disclosure Schedule”), Coast and the Bank each represent and warrant to First Banks as follows:

Section 2.01 Organization and Capital Stock; Standing and Authority.

(a) Coast is a corporation, and the Bank is a state chartered bank, duly organized, validly existing and in active status under the laws of the State of Florida. Each of Coast and the Bank has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now carried on.

(b) As of the date hereof, the authorized capital stock of Coast consists solely of 20,000,000 shares of common stock, $5.00 par value (“Coast Stock”), of which 6,509,057 shares are issued and outstanding, and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares are issued and outstanding. Except for the Coast Stock, Coast has not issued, and there are not outstanding, any Coast securities or other interests with the right to vote on any matter submitted to Coast shareholders. All of the outstanding shares of Coast Stock are validly issued, fully paid and non-assessable.

(c) As of the date hereof, the authorized capital stock of the Bank consists solely of: (A) 20,000,000 shares of common stock, $5.00 par value per share (“Bank Stock”), of which

1,350,450 are outstanding, and (B) 5,000,000 shares of preferred stock. $1.00 par value per share, none of which are issued or outstanding. All outstanding shares of Bank Stock are validly issued, fully paid and non-assessable.

(d) None of the outstanding shares of Coast Stock or Bank Stock has been issued in violation of any preemptive rights.

(e) Except for the Option Agreement (defined in Section 4.16 hereof) or as disclosed in Section 2.01(e) of the Disclosure Schedule, there are no existing outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, or any other contracts, commitments, understandings or arrangements of Coast or the Bank obligating either of them to issue additional shares of capital stock.

(f) The Bank is authorized under the laws of Florida to transact the business of banking at its offices in Florida and, except as set forth in Section 2.01(f) of the Disclosure Schedule, Coast and the Bank are in material compliance with all written agreements and orders of the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”), the Florida Department of Financial Services (the “Florida Department”), and all other banking regulatory authorities having jurisdiction over their business, assets and properties. The Federal Reserve, the FDIC, the Florida Department and the other banking regulatory authorities are referred to herein collectively as the “Banking Regulators”. Neither the scope of the business of the Bank, nor the location of its properties, requires it to be authorized or licensed to do business in any jurisdiction other than the State of Florida or the United States of America. The deposits of the Bank are insured by the FDIC to the maximum extent permitted by applicable laws and regulations. Coast is a bank holding company registered pursuant to the Bank Holding Company Act, as amended.

Section 2.02 Authorization; No Defaults.

(a) Coast and the Bank have all requisite corporate power and authority to execute and deliver this Agreement. The Board of Directors of Coast has approved this Agreement and the Merger, and they have authorized the execution and delivery hereof on behalf of Coast and the Bank by duly authorized officers and, subject to the requisite approval and adoption of this Agreement by their respective shareholders, the performance of their respective obligations hereunder. Subject to the receipt of the requisite approval and adoption of this Agreement by the shareholders of Coast and the Bank, nothing in the articles of incorporation or bylaws of Coast or the Bank, or any agreement or instrument, decree, or proceeding (except as specifically referred to in this Agreement) by or to which either entity is bound or subject would prohibit either of such corporations from consummating this Agreement and the Merger on the terms and conditions herein contained.

(b) Other than (i) in connection or compliance with the provisions of applicable state corporate and securities laws, federal securities laws, and rules of Nasdaq, (ii) consents required from, or notification, to or filings with Bank Regulators, and (iii) notices to or filings with the Internal Revenue Service, or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the Hart-Scott-Rodino Act, no notice to, registration, declaration, or filing with, order, authorization, or permit of, exemption or waiver by, or consent of, or any action by any court, governmental, regulatory, or administrative agency, commission, authority, or instrumentality, (a “Governmental Entity”) is necessary for the consummation by Coast or the Bank of this Agreement or any of the transactions contemplated hereby, other than such notices, registrations, declarations, filings, authorizations, permits, exceptions, waivers, consents, or actions, which if not made, obtained, or taken would not have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coast.

(c) This Agreement has been duly and validly executed and delivered by Coast and the Bank and constitutes a legal, valid and binding obligation of Coast and the Bank, as the case may be, enforceable against each of them in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws, rules or regulations affecting creditors’ rights generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings are brought (the “Bankruptcy and Equity Exceptions”)). Neither Coast nor the Bank is in material conflict with, or in material default under, or in material violation of, any provision of its articles of incorporation, or bylaws, or any material promissory note, indenture, evidence of indebtedness (or security therefor), lease, contract, purchase or other material commitment or agreement.

Section 2.03 Subsidiaries. The list of subsidiaries filed as Exhibit 21.1 to the most recently filed Coast SEC Document on Form 10-K for the fiscal year ended December 31, 2006, is a true and complete list of all of Coast’s subsidiaries, direct and indirect, as of the date hereof (excluding the Bank each, a “Coast Subsidiary” and collectively the “Coast Subsidiaries”). Each Coast Subsidiary is duly organized, validly existing and in active status under the laws of the State of Florida, and each Coast Subsidiary has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted. All of the issued and outstanding shares of capital stock of each Coast Subsidiary are owned by Coast, the Bank or a Coast Subsidiary, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except as disclosed in Section 2.03 of the Disclosure Schedule. Except as disclosed in Section 2.03 of the Disclosure Schedule, there are no options, warrants or rights outstanding to acquire any capital stock of any Coast Subsidiary, and no person or entity has any other right to purchase or acquire any unissued shares of stock of any Coast Subsidiary, nor does any Coast Subsidiary have any obligation of any nature with respect to its unissued shares of stock. Neither Coast nor any Coast Subsidiary is a party to any partnership or owns an equity interest in any other business or enterprise.

Section 2.04 Coast SEC Documents; Financial Statements.

(a) Except as set forth in Section 2.04 of the Disclosure Schedule, Coast has made available to First Banks complete and correct copies of (i) Coast’s annual reports on Form 10-K or 10-KSB for its fiscal years ended December 30, 2006, 2005 and 2004, including any amendments thereto, (ii) its quarterly reports on Form 10-Q for its fiscal quarter ended March 31, 2007, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Coast since January 1, 2006, and (iv) all reports, schedules, forms, filings, registration statements and other documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed or submitted by it, including all reports filed by it on Form 8-K with the Securities and Exchange Commission (“SEC”), since January 1, 2006 (the documents referred to in this Section 2.04(a) above, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Coast SEC Documents”). Except as set forth in Section 2.04 of the Disclosure Schedule, Coast has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since October 4, 2005, with the SEC. All such reports, registrations and statements comply, as of their respective dates of filing with the SEC, in all material respects, with applicable requirements and with the published rules and regulations of the SEC with respect thereto. No Coast SEC Document, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except to the extent corrected, amended, revised, or superseded by a Coast SEC Document filed prior to the date of this Agreement). None of the Coast Subsidiaries is required to file or submit any forms, reports, or other documents with the SEC.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Coast included in the Coast SEC Documents (the “Financial Statements”), including in each case, any related notes: (i) comply, as of their respective dates of filing with the SEC, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis during the period involved (or except as may be stated in the notes thereto) and (iii) fairly present, in all material respects (except as may be stated in the notes thereto), the consolidated financial position at the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Coast and its consolidated subsidiaries for the periods referred to therein, subject, with respect to interim unaudited financial statements, to normal and recurring year-end adjustments that are not reasonably likely to be material in amount.

Section 2.05 Absence of Changes. Since March 31, 2007 (the “Balance Sheet Date”), other than those set forth in Section 2.05 of the Disclosure Schedule, there has been no change in the financial condition, the results of operations or the business of Coast or the Bank except for such changes which would not have a Material Adverse Effect on Coast. As used in this Agreement, “Material Adverse Effect” means, with respect to an entity, a material adverse change or effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5) on (i) the financial condition, business or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) the ability of such entity to consummate the Merger or the other transactions contemplated hereby without material delay; provided, however, that a Material Adverse Effect shall not be deemed to result from the following: (A) any changes in banking or similar laws of general applicability or interpretations thereof by a Governmental Entity, or other changes affecting depository institutions (including banks and bank holding companies) generally, (B) any change or effect resulting from changes in general economic, market or political conditions including changes in prevailing interest and deposit rates, unless such change or event causes an effect on the entity significantly greater than that applicable to banks or bank holding companies generally; (C) any changes in GAAP or regulatory accounting requirements applicable to banks and bank holding companies generally; (D) any changes or effects resulting from actions taken in connection with this Agreement, including without limitation, any actions or changes resulting from the public announcement or the pendency of the Merger and any transaction expenses incurred in connection therewith (such as legal, accounting, investment banker or other professional fees and any reasonable costs of litigation defending the transactions contemplated by this Agreement); (E) the payment by Coast or a Coast Subsidiary of amounts due to, or provision of other benefits to, any officers or employees in accordance with the terms of employment agreements or employee benefit plans, such agreements and plans which are identified in Section 2.09 of the Disclosure Schedule; (F) any changes in the trading price or trading volume of the capital stock of the entity, as applicable (it being understood, however, that this clause shall not preclude any effect giving rise to or contributing to such changes in the trading price or trading volume of such capital stock from constituting or giving rise to a Material Adverse Effect and any such effect may be taken into account in determining whether a Material Adverse Effect has occurred); (G) any actions taken or omitted to be taken by the entity by or at the written request or with the written consent of the other parties to this Agreement; (H) any action taken under, or in accordance with, the Cease and Desist Order (defined in Section 2.20) or the Stipulation (defined in Section 2.09)); and (I) any changes in any applicable law or any accounting regulations or principles. Any failure by Coast to meet any projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date hereof shall not in and of itself constitute a Material Adverse Effect with respect to Coast; provided, further, however, that with respect to the fiscal quarter of Coast ended June 30, 2007, neither the failure of Coast to meet such projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions, shall constitute a Material Adverse Effect with respect to Coast or be taken into account in determining whether a Material Adverse Effect with respect to Coast has occurred or shall have occurred in the future (it being understood, however, that this clause shall not preclude a Material Adverse Effect being based upon the underlying facts and circumstances giving rise to or contributing to such failure of Coast to meet such projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions and such underlying facts and circumstances may be taken into account in determining whether a Material Adverse Effect has occurred).

Section 2.06 Regulatory Enforcement Matters. Except as disclosed in Section 2.06 of the Disclosure Schedule, neither Coast nor any Coast Subsidiary, to its knowledge, is subject to, or has been informed that it may become subject to, any investigation, order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of financial institutions or financial institution holding companies, or engaged in the insurance of bank deposits, or any other governmental agency having supervisory or regulatory authority with respect to Coast or any of the Coast Subsidiaries.

Section 2.07 Tax Matters.

(a) Coast and the Coast Subsidiaries have timely filed all material federal, state, local and foreign income, franchise, excise, sales, use, real and personal property, payroll, employment, withholding, social security and other tax returns required to be filed. All such tax returns so filed are true, correct and accurate in all material respects. All provisions for accrued but unpaid taxes contained in the Financial Statements were made in accordance with GAAP and in the aggregate do not materially fail to provide for potential tax liabilities. As of the date of this Agreement, Coast is not subject to of any audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Coast or any Coast Subsidiary and no claim has been made by any governmental authority or body in a jurisdiction where Coast or any Coast Subsidiary do not file tax returns that Coast or any Coast Subsidiary is subject to taxation in that jurisdiction. Coast and each Coast Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b) Coast has not (i) executed an extension or waiver that is currently in effect with respect to any statute of limitations on the assessment or collection of any tax; (ii) entered into any tax sharing or tax allocation agreement or been a part of a consolidated group filing a consolidated tax return (other than a group of which Coast is the parent); (iii) become liable for a tax of any other person or entity pursuant to Regulation §1.1502-6 under the Code (or any similar provision of state, local or foreign laws) as a transferee or successor or by contract or otherwise; or (iv) made any payment, become obligated to make any payment or been party to a contract or agreement that would obligate it to make any payment that would be disallowed as a deduction under §§280G or 162(m) of the Code.

(c) There has not occurred during or after any taxable period in which Coast incurred a net operating loss that carries over to any taxable period ending after December 31, 2006 either (i) a direct ownership change of Coast as defined in §382(g) of the Code or (ii) to the best of Coast’s or the Bank’s knowledge, an ownership change in any entity owning capital stock of Coast that would cause there to have been an ownership change of Coast, as defined in such section.

(d) All material elections with respect to taxes affecting Coast have been and will be timely made.

Section 2.08 Litigation. Except as disclosed in Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of Coast and the Bank, threatened against Coast, the Bank, or any of the Coast Subsidiaries, or of which the property of Coast, the Bank or any of the Coast Subsidiaries is or would be subject.

Section 2.09 Properties, Contracts, Employee Benefit Plans and Other Agreements. Section 2.09 of the Disclosure Schedule specifically identifies the following:

(a) All real property owned by Coast, the Bank, or any Coast Subsidiary, and the principal buildings and structures located thereon, and each lease of real property to which Coast or any Coast Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered.

(b) All loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by Coast, the Bank or a Coast Subsidiary, exclusive of agreements, contracts and other instruments and commitments evidencing deposit liabilities of the Bank, agreements for the purchase of federal funds and repurchase agreements, sales of certificates of deposits, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and other agreements, contracts, and other instruments, commitments and understandings made by the Bank in the ordinary course of its business (collectively “Ordinary Banking Arrangements”).

(c) Other than Ordinary Banking Arrangements, all agreements, loans, contracts, leases, guaranties, letters of credit, lines of credit or commitments of Coast, the Bank, or any Coast Subsidiary not referred to elsewhere in this Section 2.09 (including, without limitation, the agreements referenced in Sections 2.09(d) and (f) below) which:

(i) involve payment by Coast, the Bank, or any Coast Subsidiary of more than $50,000 (other than loans, loan commitments or letters of credit);

(ii) involve payments based on profits of Coast, the Bank, or any Coast Subsidiary;

(iii) relate to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes;

(iv) were not made in the ordinary course of business (except for such agreements or contracts that relate to the Cease and Desist Order or the Stipulation (as defined in Section 2.09(h)) or the workout of loans involving the building activities of Construction Compliance Incorporated (“CCI”) or its affiliated entities); or

(v) require the consent or approval of any third party (other than a Governmental Entity) for the Merger to be consummated.

(d) All material contracts, agreements, plans and arrangements by which any profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus, stock purchase, collective bargaining agreements, contracts or arrangements under which pensions, deferred compensation or other retirement benefit are being paid, or plans or arrangements established or maintained, sponsored or undertaken by Coast or any Coast Subsidiary for the benefit of officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA (as defined below), any current financial or actuarial reports and any currently effective IRS private ruling or determination letters obtained by or for the benefit of Coast or any Coast Subsidiary.

(e) All leases, subleases or licenses with respect to personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $25,000.

(f) All agreements for the employment, retention or engagement of, or payment of severance to, any officer, employee, agent, consultant or other person or entity by Coast or the Bank, other than those that are terminable by Coast or a Coast Subsidiary on thirty (30) days’ written notice without any material payment or fund obligation to Coast or the Bank.

(g) The name and annual compensation as of March 31, 2007 of each director or employee of Coast or any Coast Subsidiary with annual compensation in excess of $75,000.

(h) Other than the Cease and Desist Order and the Stipulation entered into with the FDIC and the Florida Department by Coast and the Bank in connection therewith (the “Stipulation”), all agreements, arrangements or commitments, whether written or oral, express or implied, containing covenants which limit the ability of Coast or any Coast Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Coast or any Coast Subsidiary may carry on its business

Section 2.10 Reports. Since January 1, 2006, Coast, the Bank, and the Coast Subsidiaries have at all times filed all reports and statements, together with any amendments or supplements required to be made with respect thereto, required to be filed with the Banking Regulators (such reports and statements, the “Regulatory Filings”). As of the dates indicated thereon, each of such Regulatory Filings has been filed on the appropriate form and prepared in all material respects in accordance with such form’s instructions, the rules and regulations of the applicable Banking Regulators, and applicable law, and each of such Regulatory Filings, when so filed, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the Banking Regulator with which they were filed, and were true, accurate and complete in all material respects when filed (except to the extent corrected, amended, revised or superseded by a Regulatory Filing filed prior to the date of this Agreement).

Section 2.11 Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Coast, the Bank, or any Coast Subsidiary, as reflected in the latest consolidated balance sheet of Coast included in the Financial Statements, are carried in accordance with GAAP.

Section 2.12 Loan Portfolio.

(a) Except as disclosed in Section 2.12(a) of the Disclosure Schedule, all loans and discounts reflected in the Financial Statements as of the Balance Sheet Date or which were or will be entered into after the Balance Sheet Date have been made for good, valuable and adequate consideration in the ordinary course of the business of Coast and the Coast Subsidiaries, in accordance with the current policies of the Bank as disclosed to the Banking Regulators, as applicable, in connection with the Cease and Desist Order and the Stipulation, and to the knowledge of Coast and the Bank, they are not subject to any defenses, setoffs or counterclaims including, without limitation, as are afforded by usury or truth in lending laws, other than as provided by the Bankruptcy and Equity Exceptions. Section 2.12(a) of the Disclosure Schedule sets forth a complete list, as of the date three (3) business days prior to the date of this Agreement, of all loans held by the Bank which are 90 days or more past due and/or on non-accrual status;

(b) Except as disclosed in Section 2.12(b) of the Disclosure Schedule, the notes and other evidences of indebtedness evidencing such loans referenced in Section 2.12(a) hereof and all forms of pledges, mortgages and other collateral documents and security agreements are and, to the knowledge of Coast and the Bank, will be, enforceable in all material respects (subject to the exceptions enumerated in Section 2.12(a)), valid and genuine obligations owed to Coast or the Bank;

(c) Except as disclosed in Section 2.12(c) of the Disclosure Schedule: (i) Coast and the Coast Subsidiaries have complied with, and will through the Closing Date comply with, all material laws and regulations relating to the loans referenced in Section 2.12(a) hereof, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any material loan, (ii) all loans and loan commitments extended by the Bank and any extensions, renewals or continuations of such loans and loan commitments were made in accordance with its customary lending standards in the ordinary course of business, and (iii) such loans are evidenced by appropriate documentation based upon customary and ordinary past practices of the Bank; and

(d) The allowance for loan losses reflected in the Financial Statements as of the Balance Sheet Date was, based on the determination made as of the Balance Sheet Date, adequate under the requirements of GAAP to provide for losses on loans reflected on the Financial Statements as of the Balance Sheet Date.

Section 2.13 Labor Matters and ERISA.

(a) Neither Coast nor any Coast Subsidiary has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Coast or any Coast Subsidiary and, there is no present effort nor, to their knowledge, existing proposal to attempt to unionize any group of employees of Coast or any Coast Subsidiary.

(b) (i) Coast and the Coast Subsidiaries have been and are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any laws respecting employment discrimination and occupational safety and health requirements, and neither Coast nor any Coast Subsidiary is engaged in any unfair labor practice, except to the extent that any non-compliance or unfair labor practice would not result in a Material Adverse Effect on Coast; (ii) there is no unfair labor practice complaint against Coast or any Coast Subsidiary pending or, to Coast’s knowledge, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage pending or, to Coast’s knowledge, threatened against or directly affecting Coast or any Coast Subsidiary; and (iv) neither Coast nor any Coast Subsidiary has experienced any work stoppage or other material labor difficulty during the past five years.

(c) Except as disclosed in Section 2.13(c) of the Disclosure Schedule, neither Coast nor any Coast Subsidiary maintains, contributes to, or participates in, or has any liability under, any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Coast or any Coast Subsidiary (collectively, the “Employee Plans”). No present or former employee of Coast or any Coast Subsidiary has been charged through any legal proceeding with breaching a fiduciary duty under any Employee Plan. Neither Coast nor any Coast Subsidiary participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as disclosed in Section 2.13(c) of the Disclosure Schedule, neither Coast nor any Coast Subsidiary maintains, contributes to, or participates in any plan that provides health, major medical, disability, life insurance, severance, salary continuation or other benefits to one or more former employees or consultants.

(d) All liabilities of the Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Employee Plan, at the end of any plan year or at December 31, 2006, had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on the Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as reflected in the Financial Statements, Coast and the Coast Subsidiaries have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any Employee Plan, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending or, to Coast’s knowledge, threatened or imminent with respect to any Employee Plan (other than routine claims for benefits as to which plan administrative review procedures have not been exhausted) for which Coast or any Coast Subsidiary would be liable, except as is reflected in the Financial Statements. Coast and the Coast Subsidiaries have no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA.

Section 2.14 Title to Properties; Licenses; Intellectual Property; Insurance.

(a) Except as set forth in Section 2.14(a) of the Disclosure Schedule, Coast and the Coast Subsidiaries have marketable title to all of the real properties owned by them, insurable at standard rates (other than OREO properties), free and clear of all liens, charges and encumbrances, except for Permitted Liens. For purposes of this Agreement, “Permitted Liens” shall include (i) liens disclosed on the balance sheet of the most recent Financial Statements, (ii) liens or imperfections of title which are not individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or interfere with the contemplated use of the assets subject thereto or affected thereby, (iii) mechanics’, materialmen’s, carrier’s, warehousemen’s, landlord’s and similar liens securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Balance Sheets, and (iv) liens for current taxes not yet due and payable or which are being contested in good faith in an appropriate proceeding, and, (for which adequate accruals or monies have been established for the most recent Financial Statements of Coast).

(b) All leasehold interests in real property and any leased material personal property used by Coast or a Coast Subsidiary in its business are held pursuant to lease agreements which are valid and enforceable in all material respects in accordance with their terms except to the extent provided by the Bankruptcy and Equity Exceptions.

(c) All material real or leased property held by Coast or any Coast Subsidiary complies in all material respects with all applicable private agreements relating to land use, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or, to Coast’s knowledge, threatened with respect to any of such properties.

(d) (i) Section 2.14(d) of the Disclosure Schedule sets forth a true and correct list of all Intellectual Property (as defined below) which is necessary to operate or conduct the business of Coast or the Bank. Coast, the Bank, and all Coast Subsidiaries own or possess all material licenses or other rights necessary to use its material Intellectual Property, free and clear of all liens, royalties or other payment obligations (except for royalties and payments with respect to off-the-shelf software at standard commercial rates and Permitted Liens), and the material Intellectual Property owned by Coast, the Bank, or the Coast Subsidiaries is valid and has not been canceled, forfeited, expired or abandoned, and neither Coast nor the Bank or any of the Coast Subsidiaries has received notice challenging the validity or enforceability of the material Intellectual Property. The conduct of the business of Coast, the Bank, and the Coast Subsidiaries does not, to Coast’s knowledge, violate, misappropriate or infringe upon the intellectual property rights of any third party. The Surviving Corporation shall have substantially the same rights to own or use the material Intellectual Property following the consummation of the Merger as Coast, the Bank, and the Coast Subsidiaries had prior to the consummation thereof.

(ii) For purposes of this Agreement, the term “Intellectual Property” means: (A) trademarks, service marks, trade names, internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all good will, registrations and applications and related to the foregoing; (B) patents and industrial designs (including any continuations, divisionals, continuations in part, renewals, reissues, and applications for any of the foregoing); (C) copyrights (including any registrations and applications for any of the foregoing); (D) computer programs, whether in source code or object code form (including any and all software implementation, algorithms, models and methodologies), data base compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) related to the foregoing; and (E) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

(e) Section 2.14(e) of the Disclosure Schedule sets forth a complete list of the insurance policies of Coast and the Coast Subsidiaries insuring material insurable properties owned or held by Coast or a Coast Subsidiary, the amounts and terms of such policies, the name of each insurer and a description of the coverages provided thereby.

Section 2.15 Environmental Matters. (i) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Coast’s knowledge, threatened before any court, governmental agency or board or other forum against

Coast or any Coast Subsidiary for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law (as defined below) or relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by Coast or any Coast Subsidiary; (ii) to Coast’s knowledge, the properties currently owned or operated by Coast or any Coast Subsidiary (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law; (iii) neither Coast nor any Coast Subsidiary has received any notice, demand letter, executive or administrative order, directive, request or other communication (written or oral) for information from any federal, state, local or foreign Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law; (iv) to Coast’s knowledge, (A) there are no underground storage tanks on, in or under any properties owned or operated by Coast or any Coast Subsidiary and (B) no underground storage tanks have been closed or removed from any properties owned or operated by Coast or any Coast Subsidiary; (v) to Coast’s knowledge, during the period of Coast’s or any Coast Subsidiaries’ ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties; and (vi) to Coast’s knowledge, prior to the period of Coast’s or any Coast Subsidiaries’ ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties; except, in each case of claims (i) through (vi) above, to the extent the existence thereof would not have a Material Adverse Effect on Coast.

“Environmental Law” means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement by or with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

Section 2.16 No Undisclosed Liabilities. Neither Coast nor the Bank or any Coast Subsidiary has any material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due that is required by GAAP to be reflected on a consolidated balance sheet or in the notes with respect to a consolidated financial statement of Coast that would, individually or in the aggregate, have a Material Adverse Effect on Coast, except for (a) liabilities reflected in the Financial Statements (or footnotes thereto), and (b) liabilities and obligations (i) incurred in the ordinary course of business since the Balance Sheet Date, (ii) arising under this Agreement or in connection with the transactions contemplated hereby (including, without limitation, liabilities relating to any legal, investment banking, or other professional advisory fees and expenses (in the case of the fees and expenses of Coast’s financial advisors, pursuant to Coast’s engagement letter with such financial advisor in effect as of the date hereof) incurred by Coast or any of the Coast Subsidiaries), (iii) as disclosed in Section 2.16 of the Disclosure Schedule, and (iv) relating to the performance of obligations of Coast or any of the Coast Subsidiaries pursuant to the express terms of any contract or agreement to which Coast or any such Coast Subsidiary is a party as of the date hereof.

Section 2.17 Material Interest of Certain Persons.

(a) Except as disclosed in Section 2.17 of the Disclosure Schedule and other than those transactions referenced in Section 2.17(b) hereof, no related person of Coast or Bank (as such term is defined in Instruction 1 to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) has been involved in any transaction or any currently proposed transaction with Coast or any Coast Subsidiary in which such person was or is to be a participant of and the amount involved exceeds $60,000.

(b) All outstanding loans from Coast or any Coast Subsidiary to any present officer, director, or any related interest of any such person, and any employees, to the extent required by applicable law or regulation of the Bank Regulators, have been approved by or reported to the Board of Directors of the applicable entity in accordance with all applicable laws and regulations.

Section 2.18 Conduct to Date. From and after December 31, 2006, except as disclosed in Section 2.18 of the Disclosure Schedule, neither Coast nor the Bank or any Coast Subsidiary has done the following:

(a) failed to conduct its business in the ordinary and usual course consistent with past practices;

(b) issued, sold, granted, conferred or awarded any common or other stock, or any corporate debt securities properly classified under GAAP applied on a consistent basis as long-term debt on the balance sheets of Coast or the Bank, other than securities issued and sold pursuant to Coast’s stock option and equity incentive plans;

(c) effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization;

(d) declared, set aside or paid any cash or stock dividend or other distribution in respect of Coast’s capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise directly or indirectly acquired or disposed of any of its capital stock;

(e) incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to lien any of its assets or properties (except for Permitted Liens), other than in the ordinary course of business consistent with past practice (it being understood in each case, with reference to the Bank, that in the ordinary course of business includes, among other things, Ordinary Banking Arrangements);

(f) discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in accordance with its terms in the ordinary course of business;

(g) sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its material properties or assets other than for a fair consideration in the ordinary course of business;

(h) except as required by contract (i) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policies, (ii) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance or other similar contract, (iii) entered into, terminated or substantially modified any of the Employee Plans or (iv) agreed to do any of the foregoing;

(i) suffered any material damage, destruction or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, taking of property by any governmental authority, flood, windstorm, embargo, riot, act of God, act of war or other casualty or event, whether or not covered by insurance;

(j) canceled or compromised any debt of Coast in excess of $25,000;

(k) entered into any material transaction, contract or commitment outside of the ordinary course of its business, except for such contracts or commitments that relate to or related to the Cease and Desist Order or the Stipulation or the workout of loans involving the building activities of CCI or its affiliated entities; or

(l) made or guaranteed any loan to any of the Employee Plans.

Section 2.19 Violations of Bank Secrecy Act and Patriot Act. Neither Coast nor any Coast Subsidiary has received any order, decree, notice or other communication from any governmental authority asserting or claiming that Coast or any Coast Subsidiary is, and to Coast’s knowledge, no facts or circumstances exist which would cause it or any of the Coast Subsidiaries to be deemed to be, (i) operating in violation of the Bank Secrecy Act, the USA PATRIOT ACT of 2001 and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statutes, rule or regulation, except where such violation would not have a Material Adverse Effect; or (ii) not in satisfactory compliance, with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, Title V of the Gramm Leach Bliley Act, as well as the provisions of the information security program adopted pursuant to 12 C.F.R. Part 40, except where the failure to so comply would not have a Material Adverse Effect. Coast (or where appropriate the Coast Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Coast (or such other of the Coast Subsidiaries) has complied in all material respects, except where the failure to comply would not have a Material Adverse Effect, with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

Section 2.20 Compliance with Laws and Regulations. Subject to the terms and conditions of the Cease and Desist Order entered against the Bank by certain of the Regulatory Authorities on May 25, 2007 (“Cease and Desist Order”) and the Stipulation, Coast and the Coast Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are necessary to enable them to conduct their respective businesses, are qualified to conduct business in every jurisdiction in which such qualification is legally required and are in compliance in all material respects with all applicable laws, ordinances and regulations, except for matters that, individually or in the aggregate, would not have, or could not reasonably be expected to have, a Material Adverse Effect on Coast.

Section 2.21 Brokerage. Except for fees payable to Sandler O’Neill & Partners, L.P., which will be paid by Coast as set forth in the engagement letter by and between Coast and Sandler O’Neill & Partners, L.P., dated January 29, 2007, and the fees payable to The Kafafian Group, Inc. as set forth in the engagement letter dated March 21, 2007, there are no claims or agreements for brokerage commissions, investment banking fees, financial advisory fees, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement payable by Coast or any Coast Subsidiary.

Section 2.22 Statements True and Correct. The proxy statement to be used by Coast to solicit any required approval of its shareholders as contemplated by this Agreement (“Proxy Statement”), will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of Coast, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein which is necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Shareholders’ Meeting to be held pursuant to Section 4.03 hereof, including any adjournments thereof, omit to state any material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which shall have become false or misleading in any material respect. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, Coast makes no representation or warranty with respect to statements made or incorporated by reference in, or information omitted from, any of the foregoing documents based on information provided by or on behalf of First Banks or Newco in writing to Coast specifically for inclusion or incorporation by reference therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FIRST BANKS

First Banks hereby represents and warrants to Coast and the Bank, and Newco, when formed, will represent and warrant to Coast and the Bank as follows:

Section 3.01 Organization.

(a) First Banks is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and it has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now carried on. First Banks is a bank holding company registered pursuant to the Bank Holding Company Act, as amended.

(b) Newco will be formed under the FBCA as a wholly-owned subsidiary of First Banks after execution of this Agreement and prior to the Effective Time and shall have the corporate power and authority to approve this Agreement and the Merger and to carry on its business as it is proposed to be conducted. Newco shall maintain its corporate status as active status in the State of Florida and shall not be required to become qualified to do business as a foreign corporation in any jurisdiction. Newco will be formed solely for the purpose of engaging in the Merger and the transactions contemplated hereby and will not engage in any other business activities, and shall conduct its operations only as contemplated by this Agreement. Newco shall be, immediately prior to the Effective Time, a wholly-owned subsidiary of First Banks and will have no subsidiaries.

Section 3.02 Authorization. The Board of Directors of First Banks has all of the requisite corporate power and authority and, upon its formation, Newco will have all of the requisite corporate power and authority to approve this Agreement and the Merger, and the Board of Directors of First Banks has, by appropriate corporate action approved, and upon its formation Newco’s Board of Directors shall approve, this Agreement and the Merger and authorized the execution hereof on its behalf by duly authorized officers (in the case of, Newco, through a joinder) and the performance of their respective obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of First Banks, Newco, or in any agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in this Agreement) by or to which any of them is bound or subject prohibits either of them from consummating this Agreement or the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by First Banks and, upon its formation, will be duly and validly executed through a joinder and delivered by Newco, and constitutes a legal, valid and binding obligation, enforceable against First Banks, and to become enforceable against Newco upon its formation, in accordance with its terms (subject to the Bankruptcy and Equity Exceptions). First Banks is not, and Newco will not be after its formation, in default under or in violation of any provision of its governing documents, or any promissory note, indenture or evidence of indebtedness or security therefor or any lease, contract, purchase or other material commitment or agreement, except as would not result in a Material Adverse Effect as to First Banks.

Section 3.03 Litigation. There is no suit, claim, action, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation instituted or pending or, to the knowledge of First Banks, threatened against, affecting or naming as a party thereto First Banks or Newco, or against their respective businesses or assets that, individually or in the aggregate, are or would materially impede, delay, or impair the consummation of the Merger or the transactions contemplated hereby.

Section 3.04 Statements True and Correct.

(a) None of the information supplied by First Banks, Newco, or any of their affiliates in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto), will at the date mailed to shareholders of Coast and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(b) None of the information supplied or to be supplied by First Banks or Newco for inclusion in any document to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents that First Banks or Newco is responsible for filing with any other Regulatory Authority in connection with the transactions contemplated hereby will comply with applicable laws, rules and regulations.

Section 3.05 Brokerage. There are no claims or agreements for brokerage commissions, investment banking fees, financial advisory fees, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement payable by First Banks or any of its subsidiaries.

Section 3.06 Financing. First Banks shall have sufficient cash, available lines of credit, or other sources of immediately available funds to enable First Banks to pay the Aggregate Merger Consideration and its costs and expenses of the transaction contemplated under this Agreement (including those of Newco). First Banks intends to pay the Aggregate Merger Consideration and such costs and expenses from its available cash and cash equivalents.

Section 3.07 Not an Interested Shareholder. Neither First Banks or Newco nor any of their respective affiliates is an “Interested Shareholder” (as such term is defined in Section 607.0901 of the FBCA) of Coast.

Section 3.08 Ownership of Company Stock. Neither First Banks or Newco nor any of their respective affiliates beneficially owns any shares of Coast Stock.

ARTICLE IV

AGREEMENTS OF COAST AND THE BANK

Section 4.01 Business in Ordinary Course. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms and except (x) as expressly contemplated or permitted by this Agreement, (y) as required under the Cease and Desist Order or the Stipulation, or (z) is required by applicable law (including any compliance by Coast’s directors with their fiduciary duties); Coast and the Bank agree as follows:

(a) Coast, the Bank, and the Coast Subsidiaries shall continue to carry on their business and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Coast, the Bank and each Coast Subsidiary will not:

(i) declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except for dividends of the Bank or the Coast Subsidiaries payable to Coast, the Bank or a Coast Subsidiary; or

(ii) except upon the exercise of options issued and outstanding prior to the date of this Agreement, issue any Coast Stock or other capital stock or any options, warrants, or other rights to subscribe for or purchase Coast Stock or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

(iii) directly or indirectly redeem, purchase or otherwise acquire any Coast Stock or any other capital stock of Coast; or

(iv) directly or indirectly redeem or repurchase any options to purchase Coast Stock; or

(v) effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize; or

(vi) increase the “brokered deposits” of the Bank, as that term is defined in 12 C.F.R. 337.6(a)(2), to a total dollar amount greater than the dollar amount of brokered deposits as of the date of this Agreement.

(vii) amend its articles of incorporation, or bylaws, or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any person or entity.

(b) Except as required to comply with the Cease and Desist Order or the Stipulation, Coast and each Coast Subsidiary will not, without the prior written consent of First Banks (which consent shall not be unreasonably withheld, conditioned or delayed and, in any case, shall be responded to within two (2) business days of any request for a written consent):

(i) other than certain severance arrangements currently under consideration by the FDIC, grant any increase (other than ordinary and normal increases consistent with past practices or as may be required by law) in the compensation payable or to become payable to officers or salaried employees, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees;

(ii) borrow or agree to borrow any amount of funds or directly or indirectly guarantee or agree to guarantee any obligations of others, except in the ordinary course of business (it being understood, with reference to the Bank, that in the ordinary course of business includes, among other things, Ordinary Banking Arrangements);

(iii) other than pursuant to loan commitments outstanding as of the date of this Agreement, make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $250,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $500,000 (excluding for this purpose any accrued interest or overdrafts);

(iv) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than three years or any asset-backed securities, other than United States government obligations or those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation;

(v) other than letters of credit, loan agreements, credit and deposit agreements and documents, in each case made in the ordinary course of business, enter into any material agreement, contract or commitment having a term in excess of three (3) months;

(vi) except in the ordinary course of business, place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance other than a Permitted Lien;

(vii) except in the ordinary course of business, (A) cancel or accelerate any material indebtedness owing to Coast, the Bank or a Coast Subsidiary or any claim which Coast, the Bank or any Coast Subsidiary may possess, or (B) waive any material rights of substantial value;

(viii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

(ix) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that a report shall not be required with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless the Bank has reason to believe that such property might contain any such waste materials or otherwise might be contaminated;

(x) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which is reasonably likely to have a Material Adverse Effect on Coast;

(xi) violate any law, statute, rule, governmental regulation or order, which violation will have a Material Adverse Effect on Coast;

(xii) purchase any real or personal property (other than by foreclosure of the Bank’s existing loans secured by such real or personal property) or make any other capital expenditure where the amount paid or committed therefor is in excess of $75,000; or

(xiii) increase or decrease the rate of interest paid on time deposits, except in the ordinary course of business.

Section 4.02 Breaches. Coast shall give prompt notice to First Banks (to the extent Coast has knowledge thereof), of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would cause any condition set forth in Article 6.01 hereof to not be satisfied at the Closing, and (b) any material failure of Coast to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not be treated as a breach for purposes of 6.01 unless the failure to give such notice results in material prejudice to First Banks.

Section 4.03 Submission to Shareholders. Coast shall (a) not later than thirty (30) days from the date of this Agreement prepare and cause to be filed with the SEC a Proxy Statement relating to the solicitation of shareholder approval of this Agreement and the Merger, (b) as soon as practicable thereafter prepare for a meeting of its shareholders as contemplated in the Proxy Statement (such meeting together with any adjournments is referred to as the “Shareholders’ Meeting”) relating to shareholder approval of this Agreement and the Merger, and (c) promptly cause the Shareholders’ Meeting to be duly called and held. Coast’s Board of Directors shall unanimously recommend to Coast’s shareholders the approval of this Agreement and the Merger and will not withdraw or modify the recommendation in any way adverse to First Banks except to the extent permitted by Section 4.15 hereof. Coast shall cause the Proxy Statement to be mailed to Coast shareholders and use its commercially reasonable efforts to obtain such shareholder approval. First Banks agrees to promptly provide Coast with all the information regarding First Banks and Newco required to be included in the Proxy Statement and to otherwise cooperate with Coast in the preparation of the Proxy Statement and the other necessary proxy solicitation materials of Coast with respect to the Merger.

Section 4.04 Consummation of Agreement. Coast and the Bank shall perform and fulfill all obligations on their respective parts to be performed or fulfilled pursuant to this Agreement and to effect the Merger in accordance with the terms and provisions hereof. Coast and the Bank shall furnish to First Banks in a timely manner all information, data and documents reasonably requested by First Banks in connection with First Bank’s effort to obtain all necessary regulatory approvals for the Merger, and shall cooperate fully with First Banks in seeking such approvals and in consummating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the First Banks and Coast agree to:

(a) inform the other parties hereto of any communication, written or oral, from any Governmental Entity regarding this Agreement, the Merger and the other transaction contemplated hereby, unless prohibited by applicable law;

(b) if any party hereto or affiliate thereof, as their representative, receives a request from any such Governmental Entity for additional information or documentary material with respect to the transactions contemplated by this Agreement, endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response in compliance with such request;

(c) consult with the other parties hereto with respect to, provide any necessary information with respect to, and, subject to the advice of counsel of each of Coast and First Banks), provide the other parties hereto (or their respective counsel) with copies of, all filings made by such parties with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby;

(d) do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

Section 4.05 Access to Information. From the date hereof until the earlier termination of this Agreement or the Effective Time, upon reasonable notice and subject to applicable law, Coast and the Bank shall permit First Banks reasonable access during normal business hours and in a manner which will avoid undue disruption or interference with their normal operations, to their properties (and shall cause the Coast Subsidiaries to provide to First Banks comparable access to their properties) and all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Coast, the Bank, and the Coast Subsidiaries including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants’ workpapers (if available and subject to the respective independent accountants’ consent), litigation files (other than attorney-client privileged matters or matters covered by an attorney work product or similar doctrine, except pursuant to a joint defense agreement or other similar agreement), plans affecting employees, and any other business activities or prospects in which First Banks may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Coast shall make reasonably available for interview by First Banks all individuals with knowledge of Coast and the Bank and their operations, including but not limited to all of the advisers, counsel and employees of Coast or the Bank. First Banks will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof and the previously executed Confidentiality Agreement (as defined in Section 8.01).

Section 4.06 Consents of Third Parties. Coast and the Bank shall use its commercially reasonable efforts to obtain all material consents of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 4.07 Subsequent Financial Statements.

(a) As soon as available after the date hereof, Coast shall deliver to First Banks the monthly unaudited consolidated balance sheets and profit and loss statements of Coast prepared for its internal use, the report of condition and income of the Bank for each quarterly period completed prior to the Closing, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law.

(b) Coast shall file in a timely manner all reports, forms, filings, registration statements, and other documents (including, but not limited to, all exhibits, post-effective amendments and supplements thereto) required to be filed by it under the Securities Exchange Act of 1934 (the “Exchange Act”) between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement. If financial statements are contained in any reports filed with the SEC, such financial statements will present fairly, in all material respects, the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then-ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments and except for the permissible absence of footnote disclosure). As of their respective dates, such reports filed with the SEC will comply as to form in all material respects with the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.08 Bank Merger. Subject to the terms and conditions of this Agreement and applicable law, First Banks agrees to use, and shall cause Newco to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable after the date of this Agreement and, without limitation, shall: (a) prepare and file all forms, registrations, and notices required to be filed to consummate the transactions contemplated by this Agreement, including, without limitation, the taking of such action necessary to obtain in a timely manner all necessary approvals from the Banking Regulators to approve the acquisition of Coast by First

Banks and the merger of the Bank with and into with and into First Bank (the “Bank Merger”), and (b) comply promptly with all applicable laws and legal requirements which may be imposed on it with respect to this Agreement, the Merger, and the Bank Merger (which actions shall include, without limitation, furnishing all information required under and in connection with approvals of or filings with any Governmental Entity). Coast and the Bank shall cooperate with First Banks, execute such documents and file such applications and notices as may be required or desirable in order to enable the Bank to enter into and consummate the Bank Merger, to be effective immediately following the Effective Time or as soon thereafter as practicable, and First Banks and Coast shall use their commercially reasonable efforts to have the Bank Merger approved by the applicable Bank Regulators as soon as practicable following the execution of this Agreement. As soon as practicable following the execution of this Agreement, the Bank will execute and deliver to First Banks a Merger Agreement in the form of Exhibit A to this Agreement.

Section 4.09 Employment of Senior Officer and Other Employees.

(a) Following the execution of this Agreement, Coast and the Bank will reasonably cooperate with First Banks in its efforts to arrange for the employment of Anne Lee after the Merger (the “Senior Officer”).

(b) Following the execution of this Agreement, Coast and the Bank will reasonably cooperate with First Banks in its efforts to retain such other employees as may be reasonably identified by First Banks.

Section 4.10 Insurance. Coast shall use its commercially reasonable efforts to maintain and pursue any and all material insurance claims under all insurance policies currently maintained by Coast or any Coast Subsidiary, and shall use its reasonably commercial efforts to refrain from taking any action that may adversely affect any claims or potential claims under all insurance policies currently maintained by Coast or any Coast Subsidiary.

Section 4.11 Director and Officer Insurance and Indemnification.

(a) By virtue of the occurrence of the Merger, First Banks agrees that it shall from and after the Effective Time assume and perform Coast’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Coast, the Bank and the Coast Subsidiaries as provided in the FBCA, and the articles of incorporation, bylaws, and indemnification agreements of Coast, the Bank or the Coast Subsidiaries or otherwise in effect as of the date of this Agreement with respect to matters occurring at any time prior to the Effective Time. Section 4.11 of the Disclosure Schedule contains a complete list of all indemnification agreements to which Coast is a party to on the date of this Agreement. Coast agrees not to amend any existing agreements under which Coast, the Bank, or any Coast Subsidiaries has agreed to indemnify any of the present or former directors, officers, employees, or agents of Coast, the Bank, or any Coast Subsidiary, or enter into new indemnification agreements providing such indemnification.

(b) Coast represents that it has received a quote for the purchase of an insurance policy extension from Travelers Insurance for Coast’s current policy providing directors’ and officers’ liability insurance for all present and former directors and officers of Coast, the Bank, or any Coast Subsidiary, which extension will extend through April 1, 2012 for $98,962, and First Bank agrees to arrange with Coast for the purchase of the extension at the price described herein prior to the Closing Date.

(c) In the event First Banks, the Surviving Corporation, or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Banks assume, guarantee, and perform the obligations set forth in this Section 4.11.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Coast or any Coast Subsidiary and his or her heirs and representatives.

Section 4.12 Correspondence with Regulatory Agencies. Coast shall, following the execution of this Agreement and until the earlier of the Closing Date or the termination of this Agreement, provide to First Banks to the extent permitted by applicable law, as soon as practicable after transmittal or receipt but in no event later than two (2) business days after transmittal or receipt, copies of all correspondence with (i) the FDIC, (ii) the Federal Reserve, (iii) the Florida Department, (iv) the SEC, and (v) any and all other Governmental Entities having jurisdiction over the business, assets and properties of Coast or any Coast Subsidiary.

Section 4.13 Cancellation of Stock Options. The Board of Directors of Coast shall, prior to the Closing Date, take all action necessary under applicable law to terminate all existing stock option plans of Coast and to terminate all outstanding options to purchase Coast Stock.

Section 4.14 Fairness Opinion. Coast shall have received, prior to the Closing Date, a written opinion from The Kafafian Group, Inc., to the effect that, as of the date that the Board of Directors of Coast approved this Agreement, and subject to the qualifications and limitations set forth therein, the consideration to be received in the Merger by the holders of Coast Stock is fair to the holders of Coast Stock from a financial point of view, and such opinion shall not have been withdrawn or materially amended or modified prior to the Closing Date.

Section 4.15 Non-Solicitation.

(a) Coast agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. From and after the date of this Agreement and until the earlier of termination of this Agreement or the Effective Time, Coast shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly:

(i) initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which would be reasonably likely to lead to any third-party Acquisition Proposal; or

(ii) enter into any agreement with respect to any Acquisition Proposal; or

(iii) in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than First Banks or any of its affiliates or representatives) relating to an Acquisition Proposal.

Notwithstanding the foregoing, nothing contained in this Section 4.15 shall prohibit Coast or its board of directors from taking (and disclosing to Coast’s shareholders) any position with respect to a tender or exchange offer by a third party in compliance with Rules 14d-9 or 14e-2 under the Exchange Act or making such other disclosures to Coast’s shareholders if, in the good faith judgment of the board of directors of Coast, after consultation with outside legal counsel, such disclosure is necessary for the board of directors of Coast to comply with its fiduciary duties.

As used in this Agreement, “Acquisition Proposal” means any proposal or offer relating to any transaction or series of related transactions (other than the Merger) involving any (A) acquisition or purchase from Coast by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, referred to herein as a “Group”) of more than a 25% interest in the total outstanding voting securities of Coast or any Coast Subsidiary, or (B) exchange or tender offer involving Coast which, if consummated, would result in any Person beneficially owning 25% or more of any class of outstanding voting securities of Coast, or (C) merger, consolidation, business combination or similar transaction involving Coast, or (D) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the business or assets of Coast, or (E) any dissolution or liquidation of Coast, or (F) any other transaction similar to the foregoing with respect to Coast or any Coast Subsidiary.

(b) Notwithstanding Section 4.15(a) hereof, prior to receipt of the approval of the shareholders of Coast to this Agreement and the Merger, Coast may furnish, pursuant to a confidentiality agreement with terms no less favorable to Coast than those contained in the Confidentiality Agreement furnished to First Banks (subject to applicable law, including without limitation the fiduciary obligations of the board of directors of Coast), information concerning its business, properties or assets and such other information as it deems relevant to any person making an Acquisition Proposal that did not result from a breach of this Agreement and that the board of directors of Coast determines in good faith (after consultation with outside counsel and its financial advisors) is reasonably expected to result in a Superior Proposal, and may provide such information and negotiate and participate in discussions and negotiations with such person concerning such Acquisition Proposal if in the good faith opinion of the board of directors of Coast it is determined that providing such information or access or engaging in such discussions or negotiations is in the best interests of Coast and its shareholders and necessary in order for the board of directors of Coast to discharge its fiduciary duties to Coast’s shareholders under applicable law. Coast shall notify First Banks of such determination relating to a potential Superior Proposal and shall promptly provide to First Banks any material non-public information regarding Coast provided to any other party, which was not previously provided to First Banks.

As used herein, the term “Superior Proposal” shall mean a bona fide, written Acquisition Proposal made by such entity or group on an unsolicited basis, and in the absence of any violation of this Section 4.15 by Coast, which the board of directors determines, in good faith after consultation with its legal and financial advisors, is (i) not subject to any condition related to financing or, if so subject, that the board of directors of Coast has determined in its good faith judgment that it is reasonably likely to be financed, (ii) reasonably likely to be consummated (taking into account the legal aspects of the Acquisition Proposal, the person making the Acquisition Proposal and approvals required in connection therewith), and (iii) more favorable (taken as a whole) than the Aggregate Merger Consideration to Coast’s shareholders from a financial point of view; provided, that a Superior Proposal may be subject to customary conditions.

(c) Except as set forth in this Section 4.15(c), neither the board of directors of Coast nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Merger, to First Banks or to Newco, the approval or recommendation by the board of directors of Coast of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal.

Notwithstanding the foregoing, prior to the earlier of the termination of this Agreement or the Effective Time, the board of directors of Coast may (subject to the terms of this and the following sentence) withhold, withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth Business Day following Coast’s delivery to First Banks of a notice of its determination that an Acquisition Proposal constitutes a Superior Proposal (a “Superior Proposal Notice”); provided, however, that Coast shall not terminate this Agreement and enter into an agreement with respect to a Superior Proposal unless (i) prior to any such termination Coast has provided First Banks with a Superior Proposal Notice with respect to such Superior Proposal as aforesaid, (ii) within a period of five Business Days following the delivery of the Superior Proposal Notice, First Banks does not propose to amend this Agreement or enter into an alternative transaction, in either case which the board of directors of Coast determines in its good faith judgment in consultation with its legal and financial advisors to be no less favorable to the Coast’s shareholders, from a financial point of view, as such Superior Proposal, and (iii) at least five full Business Days after Coast has provided the Superior Proposal Notice, Coast delivers to First Banks a written notice of termination of this Agreement pursuant to this Section 4.15(c).

Section 4.16 Option Agreement. Concurrently with the execution of this Agreement, Coast agrees to enter into an Option Agreement in the form attached hereto as Exhibit B (the “Option Agreement”) pursuant to which Coast has granted to First Banks an option to purchase from Coast, upon the terms and conditions described in the Option Agreement, shares of Coast Stock.

Section 4.17 Environmental Reports. Coast and the Bank shall provide to First Banks, as soon as reasonably practical, but not later than thirty (30) days after the date hereof, a report of a phase one environmental investigation, conducted by a company reasonably acceptable to First Banks, on the real property owned, leased or operated by Coast or any Coast Subsidiary as described on the attached Exhibit C, and within ten (10) days after the acquisition or lease of any real property acquired or leased by Coast or any Coast Subsidiary after the date hereof (other than space in retail and similar establishments leased or operated for automatic teller machines), except as otherwise provided in Section 4.01(b)(ix). If required by the phase one investigation, in First Banks’ reasonable opinion, Coast shall obtain and provide to First Banks a report of a phase two investigation on properties requiring such additional study. First Banks shall have fifteen (15) business days from the receipt of any such phase two report to notify Coast of any objection to the contents of such report. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law or (ii) recommended or suggested by such report or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $300,000 as reasonably estimated by an environmental expert retained for such purpose by First Banks and reasonably acceptable to Coast, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $300,000 or less with a reasonable degree of certainty, then First Banks shall have the right pursuant to Section 7.09 hereof, for a period of ten (10) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be First Banks’ sole remedy in such event.

Section 4.18 Credit Agreements. Coast and the Bank agree to negotiate in good faith with First Bank to finalize the definitive agreements pursuant to which First Banks and First Bank shall provide the revolving lines of credit to Coast and the Bank, as the case may be, as contemplated in the commitment letter dated August 3, 2007 (the “Commitment Letter”). Coast and the Bank acknowledge that time is of the essence with respect to the definitive agreements for the revolving lines of credit and each of Coast and the Bank will use its commercially reasonable efforts to assure that the definitive agreements will be finalized and ready for execution within ten (10) business days after the date of this Agreement.

ARTICLE V

AGREEMENTS OF FIRST BANKS

Section 5.01 Regulatory Approvals. First Banks shall as soon as practicable, and in any event, within 30 days of the date of this Agreement, file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board, the FDIC, and the Florida Department. Except for any portions of documents identified therein as confidential, First Banks shall (i) provide Coast with copies of all applications and notices to be made in connection with this Agreement prior to the filing thereof with any regulatory agency, (ii) promptly provide Coast with copies of all applicable regulatory applications, notices and supplemental filings actually submitted, and (iii) promptly provide Coast with copies of written communications received by it or its subsidiaries from, or delivered by First Banks or any of its subsidiaries to, any governmental agency in connection with this Agreement. First Banks shall keep Coast reasonably informed as to the status of such applications.

Section 5.02 Breaches. First Banks shall give prompt notice to Coast (to the extent First Banks has knowledge thereof), of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would cause any condition set forth in Article

6.02 hereof to not be satisfied at any time from the date hereof until the earlier of termination of this Agreement or the Effective Time, and (ii) any material failure of First Banks to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not be treated as a breach for purposes of 6.02 unless the failure to give such notice results in material prejudice to Coast.

Section 5.03 Consummation of Agreement. First Banks shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

Section 5.04 Employee Matters.

(a) First Banks shall provide the benefits described in this Section 5.04 with respect to each person who remains an employee of Coast or a Coast Subsidiary following the Closing Date (each a “Continued Employee”). Subject to First Banks’ ongoing right to adopt subsequent amendments or modifications of any plan referred to in this Section 5.04 or to terminate any such plan, in First Banks’ sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of First Banks, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs as may be in effect generally for employees of all of First Banks’ subsidiaries (the “First Banks Plans”), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan which is maintained by Coast after the Effective Time. Coast employees shall participate therein on the same basis as similarly situated employees of other subsidiaries of First Banks. All such participation shall be subject to the terms of such plans as may be in effect from time to time, and this Section 5.04 shall not give Continued Employees any rights or privileges superior to those of other employees of subsidiaries of First Banks. First Banks may terminate or modify all Employee Plans, and First Banks’ obligation under this Section 5.04 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, First Banks shall credit each Continued Employee with his or her term of service with Coast, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any First Banks Plan in which Continued Employees may participate. Nothing in this Agreement shall obligate First Banks, Coast or any other entity to employ any person or to continue to employ any person for any period of time.

(b) To the extent that any present employees of Coast or the Bank are not retained by First Banks after the Merger (each a “Terminated Employee”), First Banks agrees, to the extent permitted by applicable law and regulations, to make a severance package available to each Terminated Employee that will provide for two (2) weeks for each full year such Terminated Employee was employed by Coast or the Bank, with a maximum benefit of 26 weeks pay (the “Severance Package”). The Severance Package will not be available to any Terminated Employee who is eligible to receive severance payments under any other agreements or arrangements with Coast or the Bank.

Section 5.05 Option Agreement. Concurrently with the execution of this Agreement, First Banks agrees to enter into the Option Agreement.

Section 5.06 Credit Agreements. First Banks agrees to negotiate in good faith, and to cause First Bank to negotiate in good faith, with Coast and the Bank to finalize the definitive agreements pursuant to which First Banks and First Bank shall provide the revolving lines of credit to Coast and the Bank, as the case may be, as contemplated in the Commitment Letter. First Banks acknowledges that time is of the essence with respect to the definitive agreements for the revolving lines of credit and First Banks will use its commercially reasonable efforts, and will cause First Bank to use its commercially reasonable efforts, to assure that the definitive agreements will be finalized and ready for execution within ten (10) business days after the date of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.01 Conditions to the Obligations of First Banks. The obligations of First Banks to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by First Banks) prior to or on the Closing Date of the following conditions:

(a) the representations and warranties made by Coast and the Bank in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and accurate, in all respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent expressly made as of an earlier date and except when the failure of such representations and warranties to be true and accurate would not, individually or in the aggregate, have a Material Adverse Effect on Coast (for purposes of this Section 6.01(a), a representation or warranty will not be deemed to be untrue or inaccurate because of any action or inaction on the part of Coast or the Bank that relates to the representation or warranty if First Banks has given its specific approval of such action or inaction to Coast or the Bank).

(b) Coast and the Bank shall have performed and complied in all material respects with all of its obligations and agreements required to be performed and complied with at and prior to the Closing;

(c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Bank Regulator or other person seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation thereof illegal;

(d) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approvals of the shareholders of Coast and all legally required approvals from the Banking Regulators, shall have been obtained, and all waiting periods required by law shall have expired;

(e) First Banks shall have received all documents required to be received from Coast, including without limitation all documents deliverable at Closing pursuant to Section 1.06(a), and the consents referred to in Section 4.06, on or prior to the Closing Date, all in form and substance reasonably satisfactory to First Banks;

(f) the Bank Merger shall have been authorized by all necessary parties, and any regulatory approvals required in connection therewith shall have been granted;

(g) There shall not have been any material addition or other material changes to the Stipulation and the Cease and Desist Order entered into with the FDIC and the State of Florida Office of Financial Regulation that are adverse to Coast or the Bank;

(h) Coast and Bank shall not have been designated by the SEC or any other governmental agency with jurisdiction over Coast’s or Bank’s business, assets or property the target of any criminal or civil enforcement action prior to the Closing Date;

(i) Except as identified in Section 2.08 of the Disclosure Schedule, there shall not have been any additional class action lawsuits filed against Coast, the Bank, or any Coast Subsidiary, except for class action lawsuits arising out of substantially the same facts as those alleged or may be alleged in the class action lawsuit(s) identified in Section 2.08 of the Disclosure Schedule;

(j) Coast shall have purchased the insurance coverage provided for in Section 4.11, and such policy shall be in place as of the Closing Date, and all material claims made under existing insurance policies shall have been filed in a timely fashion and there shall not have been a denial on any material amount of any claim related to any litigation disclosed pursuant to Section 2.08 of this Agreement;

(k) Coast and the Bank shall have, as of the Closing Date, (i) adversely classified credits (i.e., loss, doubtful, or substandard, as such terms are defined by Bank Regulators) not exceeding $175 million, including unfunded commitments, based on classification by bank regulatory authorities or through internal bank loan review procedure applied in accordance with safe and sound banking practices, and (ii) total assets of not less than $550 million;

(l) There shall not have been any third party claims filed against Coast or the Bank other than those claims (i) disclosed in Section 2.08 of the Disclosure Schedule or (ii) which arise from or relate to the developments in the residential lending department as a result of the cessation of building activities by CCI or its affiliated entities; and

(m) First Banks shall have received the environmental reports required by Section 4.17 hereof and shall not have timely elected pursuant to Section 7.09 hereof (and in accordance with the provisions of Section 4.17 hereof) to terminate this Agreement.

Section 6.02 Conditions to the Obligations of Coast and the Bank. The obligations of Coast and the Bank to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Coast) prior to or on the Closing Date of the following conditions:

(a) the representations and warranties made by First Banks in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and accurate, in all respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent expressly made as of an earlier date and except when the failure of such representations and warranties to be true and accurate would not, individually or in the aggregate, have a Material Adverse Effect on First Banks;

(b) First Banks shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed or complied with at or prior to the Closing, including, without limitation, the formation of Newco;

(c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Bank Regulator or other person seeking any of the foregoing be pending; and here shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation thereof illegal;

(d) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including, without limitation, the requisite approvals of the shareholders of Coast and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired; and

(e) First Banks shall have delivered to the Paying Agent the Aggregate Merger Consideration.

(f) Coast shall have received all documents required to be received from First Banks, including, without limitation, those identified in Section 1.06(b) hereof, at or prior to the Closing, all in form and substance reasonably satisfactory to Coast.

ARTICLE VII

TERMINATION

Section 7.01 Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Coast shall have been previously obtained.

Section 7.02 Breach of Agreements. In the event that there is a material breach of any of the representations and warranties or agreements of First Banks, on one hand, or Coast or the Bank, on the other hand, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, and such breach or inaccuracy would provide the terminating party with the ability to refuse to consummate under the applicable standard set forth in Section 6.01(a), in the case of First Banks, or 6.02(a), in the case of Coast, then the non-breaching parties, regardless of whether approval of this Agreement and the Merger by the shareholders of Coast shall have been previously obtained, may terminate and cancel this Agreement by giving notice of such action to the other parties.

Section 7.03 Failure of Conditions. In the event that any of the conditions to the obligations of a party are not satisfied or waived at or prior to the Closing, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of the transactions contemplated by this Agreement by the shareholders of Coast shall have been previously obtained, terminate and cancel this Agreement by giving notice of such action to the other parties.

Section 7.04 Denial of Regulatory Approval. If any regulatory application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by a regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by First Banks, as a condition for approval, shall not be deemed to be a denial or disapproval so long as First Banks diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review or similar such act on the part of First Banks (hereinafter referred to as the “Appeal”), then the application will be deemed denied unless First Banks prepares and timely files and continues to pursue an Appeal seeking the necessary approval.

Section 7.05 Regulatory Enforcement Matters. In the event that Coast or any Coast Subsidiary shall become a party or subject to any written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Government Entity (“Governmental Action”), other than any Governmental Action in effect or, Governmental Action arising out of inquiries, investigations, actions or proceedings that are already underway as of the date of this Agreement, or if the FDIC or the Florida Department takes any action, or informs First Banks that it intends to take any action, to close the Bank, to place the Bank in conservatorship or receivership, to organize or otherwise be involved in any sale of the Bank or any assets of the Bank under 12 U.S.C. 1823 or under any similar federal or state banking law, or to take any action under 12 U.S.C. 1823(c) to provide assistance to the Bank, then First Banks may terminate this Agreement by giving notice of such termination to Coast.

Section 7.06 Unilateral Termination. This Agreement may be terminated by First Banks or Coast by giving notice to the other parties: (i) if the Closing shall not have occurred on or prior to January 30, 2008 (“Outside Termination Date”), unless the failure of the closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, (ii) if the shareholders of Coast fail to vote their approval of this Agreement and the Merger contemplated hereby as required under the FBCA at the Shareholders’ Meeting held pursuant to Section 4.03 of this Agreement, (iii) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the Outside Termination Date (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 6.01(a) of this Agreement in the case of Coast and Section 6.02(a) in the case of First Banks or then in material breach of any covenant or other agreement contained in this Agreement), (iv) in the event that the agreements providing for revolving lines of credit to be entered into by First Banks, First Bank, Coast and the Bank, as described in the Commitment Letter, are not executed within ten (10) business days after the date of this Agreement, or (v) the Deficiency Amount as determined in Section 1.03(b) is greater than Ten Million Dollars ($10,000,000).

Section 7.07 Withdrawal of Recommendation. This Agreement may be terminated by First Banks, if (i) Coast’s board of directors shall have withdrawn, modified, or changed its recommendation to its shareholders with respect to approval of this Agreement or the Merger in a manner adverse to the Merger, (ii) Coast enters into a definitive agreement with any party other than First Banks or its affiliates in respect of any Acquisition Proposal, or Coast’s board of directors shall have approved or recommended any proposal other than by First Banks in respect of an Acquisition Proposal, (iii) the Coast board of directors or any committee thereof resolves to take any of the actions described in Sections 7.08(i) or (ii) of this Agreement, (iv) Coast shall have materially violated or breached any of its obligations under Section 4.15 of this Agreement.

Section 7.08 Superior Proposal. This Agreement may be terminated by Coast at any time prior to the receipt of the approval of the Merger by Coast’s shareholders, pursuant to and in compliance with Section 4.15(c) of this Agreement.

Section 7.09 Environmental Reports. First Banks may terminate this Agreement to the extent provided by Section 4.17 by giving notice of such termination to Coast.

Section 7.10 Effect of Termination. In the event of termination of this Agreement by either Coast, the Bank or First Banks prior to the consummation of the Merger as provided in Section 7, this Agreement shall forthwith become void and have no effect except (a) the obligations of the parties under this Section 7.10, and Sections 8.01, 8.03, and 8.06 – 8.14 shall survive any termination of this Agreement and (b) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Confidential Information. Except as otherwise agreed to in writing or as otherwise required by applicable law or regulation (including Nasdaq and NASD rules), until the Effective Time, First Banks, Newco, and their respective subsidiaries and Affiliates, will be bound by, and all information received by First Banks, Newco, their respective subsidiaries, Affiliates, or representatives pursuant to Section 4.05 shall be subject to, the terms of the confidentiality agreement, dated March 5, 2007, entered into by and between First Banks and Coast (as may be amended from time to time, the “Confidentiality Agreement”). In the event this Agreement is terminated and the Merger is not consummated, the parties to this Agreement affirm their understanding that the terms of the Confidentiality Agreement shall survive such termination and shall continue in full force and effect.

Section 8.02 Publicity. The initial press release relating to this Agreement shall be a joint press release issued by Coast and First Banks. Thereafter, so long as this Agreement is in effect, neither Coast nor First Banks, nor any of their respective Affiliates or representatives, shall issue any press release or make any other public announcement with respect to the Merger or this Agreement without first giving notice to and consulting with the other party, and considering in good faith incorporating any reasonable comments of such other party, except that a party may, without first consulting with the other party, issue a press release or make any other public announcement after receiving advice from counsel that such public statement or announcement is required by the rules of the Nasdaq or applicable law; provided, that, such party has attempted in good faith to consult with the other party prior to issuing such press release or other public announcement but has been unable to do so in a timely manner.

Section 8.03 Return of Documents. Upon termination of this Agreement without the Merger becoming effective, each party shall deliver to the others originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions, in whole or in part, of such Information.

Section 8.04 Notices. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be (a) delivered by registered or certified mail, return receipt requested, (b) by expedited mail or package delivery service guaranteeing next business day delivery, or (c) delivered personally, by hand or by facsimile copy, to the person at the addresses set forth below (or such other address as may be provided hereunder):

If to First Banks:

First Banks, Inc.

600 James S. McDonnell Boulevard

Mail Stop M1-199-015

Hazelwood, Missouri 63042

Attention: Peter D. Wimmer, Esq.

Facsimile: (314) 592-6640

with a copy to:

Robert LaRose

Thompson Coburn LLP

One U.S. Bank Plaza

St. Louis, Missouri 63101

Facsimile: (314) 552-7000

If to Coast and the Bank:

Coast Financial Holdings, Inc.

1301 6th Avenue West

Suite 300

Bradenton, Florida 34205

Attention: Anne V. Lee

Facsimile: (941) 795-6161

with a copy to:

Richard Denmon

Carlton Fields, P.A.

Corporate Center Three

4221 West Boy Scout Boulevard, Suite 1000

Tampa, Florida 33607

Facsimile: (813) 229-4133

or to such other address as any party may from time to time designate by notice to the others.

Any notice or other communication to be given or made or that may be given or made pursuant to this Agreement shall be deemed to have been given: (x) three calendar days after deposit of such notice or communication in the United States mail, registered or certified, return receipt requested, with proper postage affixed thereto; (y) on the first business day after depositing such notice or communication with Federal Express, Express Mail, or such other expedited mail or package delivery service guaranteeing delivery no later than the next business day if next business day delivery service has been requested or paid for, or (z) upon delivery if hand delivered or delivered by facsimile copy to the appropriate address and person as provided hereinabove, or to the person to whose attention the notice is to be given or made to the other parties, in the manner hereinabove provided.

Section 8.05 Nonsurvival of Representations, Warranties and Agreements. Except for the agreements set forth in Sections 1.07, 5.04, 8.01, 8.04 and 8.06–8.14 hereof, no representation, warranty or agreement contained in this Agreement shall survive the Closing.

Section 8.06 Costs and Expenses. Except as otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement and the matters contemplated hereby, including without limitation all fees and expenses of attorneys, accountants, brokers, financial advisors and other professionals. If any of the parties hereto files suit to enforce this Section 8.06 or seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of the prevailing party in such litigation and any related litigation shall be borne by the non-prevailing party.

Section 8.07 Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Option Agreement, constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and this Agreement supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements among the parties relating to the subject matter hereof and thereof.

Section 8.08 Headings and Captions. The captions of the Articles and the Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 8.09 Waiver, Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by a written instrument delivered to the other party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto and no provision hereof relating to the manner or the basis in which Coast Stock will be exchanged for the Per Share Merger Price or any change in the Per Share Merger Price shall be amended, modified, or supplemented after the Shareholders’ Meeting without the requisite approval of the Coast shareholders.

Section 8.10 Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States GAAP; (c) “or” is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

Section 8.11 No Assignment. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person, and any such purported assignment or delegation that is made without the prior written consents of the parties to this Agreement shall be null and void and of no effect.

Section 8.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 8.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to and does not confer upon any person or the heirs, successors or assigns of such person (other than the parties hereto), any rights, remedies, obligations, or liabilities under or by reason of this Agreement and, other than those persons covered by Section 4.11, who shall have the right the provisions thereof directly but who shall have no right to approve any amendments, modifications, or supplements to this Agreement (including those pertaining to or affecting Section 4.11 hereof) which are approved by the parties hereto. Except as expressly stated in this Agreement, none of the parties hereto makes any agreement, covenant, representation or warranty, express or implied, to any other party hereto.

Section 8.14 Governing Law. This Agreement and any suit, action, or proceeding arising out of or related to this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida, without regard to any choice of law rules or principles that would result in the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FIRST BANKS, INC.

By:	/s/ Terrance M. McCarthy
Terrance M. McCarthy
Its:	President and Chief Executive Officer

COAST FINANCIAL HOLDINGS, INC.

By:	/s/ Anne V. Lee
Anne V. Lee
Its:	President and Chief Executive Officer

COAST BANK OF FLORIDA

By:	/s/ Anne V. Lee
Anne V. Lee
Its:	President and Chief Executive Officer

Newco hereby joins in the foregoing Agreement, undertakes to be bound thereby and that it will duly perform all acts and things therein referred to or provided to be done by it.

IN WITNESS WHEREOF, Newco has caused this undertaking to be made in counterparts by its duly authorized officers as of this              day of                     , 2007.

NEWCO

By:
Name:
Title: